Exhibit 99.1

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Stewart Lewack, Joseph Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000 or email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS THIRD QUARTER

NET REVENUE INCREASE OF 8.2%

NAPLES, Florida, October 28, 2004 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-month and nine-month periods ended September 30, 2004.

For the three months ended September 30, 2004, consolidated net revenue rose 8.2% to $31.8 million from $29.4 million in the same period of 2003. The net revenue increase reflects gains at eight of the Company’s ten market clusters, including Philadelphia, Las Vegas, Ft. Myers-Naples, and Miami-Ft. Lauderdale. Operating income from continuing operations for the period rose 14.7% to $8.4 million from $7.3 million in the third quarter of 2003, while Station Operating Income (SOI) grew 13.2% to $10.8 million, compared to $9.5 million in the year-ago period.

Net income rose 31.8% to $4.1 million, or $0.17 per diluted share, from net income of $3.1 million, or $0.13 per diluted share, in the three months ended September 30, 2003. Net income for the 2003 third quarter included a $1.2 million gain, or $0.03 per diluted share on an after-tax basis, on the sale of investment securities. Per-share results for the third quarters of 2004 and 2003 are based on 24,363,737 and 24,345,543 shares of the Company’s common stock outstanding on a fully diluted basis, respectively.

Reported and same-station results are the same for the three-month periods ended September 30, 2004 and 2003, as no station acquisitions or dispositions were completed in the relevant periods.

For the nine months ended September 30, 2004, consolidated net revenue increased 7.8% to $88.8 million from $82.3 million in the same period of 2003. Operating income from continuing operations rose 10.2% to $21.0 million, from $19.0 million in the year-ago period, while SOI grew 8.7% to $28.1 million from $25.8 million.

The Company reported net income of $8.1 million, or $0.33 per diluted share, for the first nine months of 2004, compared to a net income of $9.5 million, or $0.39 per diluted share, in the comparable 2003 period. Net income for the 2004 period reflects a $2.4 million loss, or $0.06 per diluted share on an after-tax basis, on the early extinguishment of long-term debt. Net income for the 2003 period reflects a $4.5 million gain, or $0.11 per diluted share on an after-tax basis, on the sale of investment securities and a $1.4 million gain on the change in fair value of the Company’s derivative financial instruments. Per-share results for the 2004 and 2003 nine-month periods are based on 24,496,979 and 24,305,583 shares of the Company’s common stock outstanding on a fully diluted basis, respectively.

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Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “Our third consecutive quarter of revenue growth reflects continuing sales improvements at many of our market clusters and pockets of demand for radio advertising in certain regions of the country where we operate.”

“Despite these improvements, the fourth quarter will be challenging due to the expected absence of several streams of revenue at our Miami cluster totaling approximately $1.1 million, which existed during 2003 but will not occur in 2004, as well as the lingering effect of this year’s hurricanes on demand for local advertising in Miami and Ft. Myers. Given these challenges, we plan to continue focusing on prudently managing costs and strengthening our balance sheet by using internally generated cash flow to reduce the outstanding balance under our credit facility.”

“Additionally, we will continue to purchase shares from time to time in the open market, as we believe that, in addition to reducing debt, opportunistic share repurchases represent an excellent use of capital.”

Pursuant to Beasley Broadcast Group’s previously announced share repurchase authorization, the Company purchased 28,065 shares of its common stock in open market transactions during the three-month period ended September 30, 2004. Subsequent to the end of the period and through October 22, 2004, the Company purchased approximately 15,000 additional shares. The Company has approximately $24 million available remaining under its previously announced stock buy-back authorization.

Fourth Quarter Guidance

For the three-month period ending December 31, 2004, the Company anticipates reporting a net revenue decrease of approximately 2% compared to the same period in 2003. This guidance assumes no material changes in economic conditions or other major world events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Conference Call Information

The Company will host a conference call and simultaneous webcast today, October 28, 2004, at 10:00 a.m. ET to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/409-9261; please call five minutes in advance to ensure that you are connected prior to the presentation. Following its completion, a replay of the call can be accessed for 14 days on the Internet from the Company’s Web site (www.bbgi.com) or for 24 hours via telephone at 973/341-3080 (reservation #5259656).

About Beasley Broadcast Group

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 41 stations (26 FM and 15 AM) located in ten large- and mid-size markets in the United States.

Definitions

Same-station results compare stations operated by our company at September 30, 2004 to those same-stations operated by our company at September 30, 2003.

Station Operating Income (SOI) consists of net revenue less station operating expenses. Beasley defines station operating expenses as costs of services (excluding depreciation and amortization) and

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selling, general and administrative expenses. SOI replaces broadcast cash flow (BCF) as the metric used by management to assess the performance of its stations. Although it is calculated in the same manner as BCF, Beasley’s management believes that using the term “station operating income” provides a more accurate description of the performance measure.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Beasley uses these non-GAAP financial measures for internal budgeting purposes and to evaluate the performance of its radio stations. Beasley uses SOI to evaluate the operating performance of its radio stations because SOI enables it to measure the performance of its radio stations before non-cash expenses for depreciation and amortization and general and administrative costs and expenses related to its corporate and capital structure. Beasley’s management also uses SOI to make decisions as to the acquisition and disposition of radio stations. SOI excludes recurring non-cash and corporate-level costs and expenses, which may also be material to an assessment of the Company’s overall operating performance. Beasley’s management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented as separate line items on our statements of operations contained in Beasley’s periodic reports filed with the SEC.

SOI is not calculated in accordance with GAAP and is not necessarily comparable to similarly titled measures employed by other companies. However, SOI is a measure widely used in the radio broadcast industry. The Company believes that SOI provides meaningful information to investors because it is an important measure of how effectively the Company operates its business (i.e., operate radio stations) and assists investors in comparing Beasley’s operating performance with that of other radio companies. The Company also believes that providing SOI on a same station basis is a useful measure of performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows Beasley’s management and investors to measure the performance of radio stations the Company owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (SEC). Readers should note that these statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our large-market radio stations, the Company’s substantial debt levels, and changes in the radio broadcast industry generally. The Company’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. These statements do not include the potential impact of any acquisitions or dispositions announced or completed after October 28, 2004. All information in this release is as of October 28, 2004, and the Company undertakes no obligation to update the information contained herein to actual results or changes to the Company’s expectations.

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BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenue	$31,771,720	$29,356,876	$88,799,482	$82,349,580

Costs and expenses:
Cost of services (excluding depreciation and amortization) (1)	9,992,362	9,774,020	28,940,458	27,219,781
Selling, general and administrative (1)	11,029,209	10,086,692	31,793,317	29,309,259
Corporate general and administrative	1,538,538	1,286,201	4,636,491	4,102,794
Depreciation and amortization	835,556	904,336	2,462,031	2,699,556

Total costs and expenses	23,395,665	22,051,249	67,832,297	63,331,390
Operating income from continuing operations	8,376,055	7,305,627	20,967,185	19,018,190

Interest expense	(1,669,973)	(3,001,629)	(5,275,481)	(8,927,244)
Loss on extinguishment of long-term debt (2)	—	—	(2,418,781)	—
Gain on sale of investments (3)	—	1,196,939	—	4,491,938
Gain on increase in fair value of derivative financial instruments (4)	23,382	589,000	175,331	1,409,000
Interest income	96,395	157,624	275,779	503,220
Other non-operating expense	(2,109)	(598,790)	(62,179)	(645,996)

Income from continuing operations before income taxes	6,823,750	5,648,771	13,661,854	15,849,108
Income tax expense	2,722,479	2,536,539	5,544,481	6,644,761

Income from continuing operations before discontinued operations	4,101,271	3,112,232	8,117,373	9,204,347
Discontinued operations (net of income taxes)	—	—	—	266,840

Net income	$4,101,271	$3,112,232	$8,117,373	$9,471,187

Basic and diluted net income per share:
Income from continuing operations before discontinued operations	0.17	0.13	0.33	0.38
Discontinued operations	—	—	—	0.01

Net income	$0.17	$0.13	$0.33	$0.39

Basic common shares outstanding	24,263,608	24,273,586	24,272,107	24,273,490

Diluted common shares outstanding	24,363,737	24,345,543	24,496,979	24,305,583

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(1)	We refer to our “Cost of services (excluding depreciation and amortization)” and “Selling, general and administrative” together as our “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	In the 2004 first quarter, Beasley recorded a loss on extinguishment of debt of $2.4 million, or $0.06 per diluted share on an after-tax basis, to write-off debt issuance costs related to the old credit facility and certain fees related to establish a new credit facility.
(3)	We recorded gains on sales of investments of $1.2 million, or $0.03 per diluted share on an after-tax basis, and $4.5 million, or $0.11 per diluted share on an after-tax basis, during the three- and nine-month periods ended September 30, 2003, respectively.
(4)	We recorded gains on the change in fair value of the Company’s derivative financial instruments of $0.6 million, or $0.01 per diluted share on an after-tax basis, and $1.4 million, or $0.04 per diluted share on an after-tax basis during the three- and nine-month periods ended September 30, 2003, respectively.

Selected Balance Sheet Data—Unaudited

(in thousands)

	September 30,	December 31,
	2004	2003
Cash and cash equivalents	$10,407	$7,730
Working capital	26,098	26,799
Total assets	283,865	277,891
Long term debt, less current installments	158,237	169,987
Total stockholders’ equity	77,238	69,410

Selected Statement of Cash Flows Data—Unaudited

(in thousands)

	Nine Months Ended September 30,
	2004	2003
Net cash provided by operating activities	$16,425	$13,721
Net cash provided by (used in) investing activities	(3,066)	8,674
Net cash used in financing activities	(10,682)	(20,141)
Net increase in cash & cash equivalents	2,677	2,254

Calculation of SOI (Unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenue	$31,771,720	$29,356,876	$88,799,482	$82,349,580
Station operating expenses	(21,021,571)	(19,860,712)	(60,733,775)	(56,529,040)

SOI	$10,750,149	$9,496,164	$28,065,707	$25,820,540

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Reconciliation of SOI to Net Income (Unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
SOI	$10,750,149	$9,496,164	$28,065,707	$25,820,540
Corporate general and administrative	(1,538,538)	(1,286,201)	(4,636,491)	(4,102,794)
Depreciation and amortization	(835,556)	(904,336)	(2,462,031)	(2,699,556)
Interest expense	(1,669,973)	(3,001,629)	(5,275,481)	(8,927,244)
Loss on extinguishment of long-term debt	—	—	(2,418,781)	—
Gain on sale of investments	—	1,196,939	—	4,491,938
Gain on increase in fair value of derivative financial instruments	23,382	589,000	175,331	1,409,000
Interest income	96,395	157,624	275,779	503,220
Other non-operating expense	(2,109)	(598,790)	(62,179)	(645,996)
Income tax expense	(2,722,479)	(2,536,539)	(5,544,481)	(6,644,761)
Discontinued operations (net of Income taxes)	—	—	—	266,840

Net income	$4,101,271	$3,112,232	$8,117,373	$9,471,187

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